News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

WILLIAMSVILLE, NY, April 29, 2021 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2021.  Results include the acquisition of Fairport Savings Bank (“FSB”), effective May 1, 2020.

FIRST QUARTER 2021 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Originated $89 million of PPP loans and $90 million of other commercial loans during the first quarter
"	Net interest income increased 30% to $16.6 million reflecting the FSB acquisition and fees earned in connection with Paycheck Protection Program (“PPP”)
"	Results included $0.3 million provision for loan loss due to specific reserves associated with a single commercial customer relationship, partially offset by continued positive macroeconomic trends
"	Total non-interest expense decreased sequentially to $14.4 million due to expense management efforts
"	Total deposits increased 41% to $1.87 billion

Net income was $4.9 million, or $0.89 per diluted share, in the first quarter of 2021, compared with $6.0 million, or $1.11 per diluted share, in the fourth quarter of 2020 and $0.2 million, or $0.04 per diluted share, in last year’s first quarter.  The increase from the prior-year period included higher net interest income of $3.8 million reflecting the impacts of the FSB acquisition and fees earned in connection with PPP, along with a $2.7 million decrease in provision for loan loss reflecting the deterioration of economic trends and conditions related to the Coronavirus pandemic (“COVID-19”) in last year’s first quarter.  Partially offsetting these benefits was a $1.5 million increase in non-interest expenses primarily due to the addition of FSB.  The change in net income from the previous quarter reflected a $0.7 million gain on sale of assets recorded in the fourth quarter and a $0.4 million increase in provision for loan loss, largely reflecting specific reserves on loans associated with a single commercial customer relationship.

Return on average equity was 11.48% for the first quarter of 2021, compared with 14.51% in the fourth quarter of 2020 and 0.55% in the first quarter of 2020.

“We delivered a solid quarter evidencing the promise of a reopening economy and increased business opportunities, with focused support of our clients and the community with additional PPP loans and traction in our acquisition of FSB returning us to the execution of our long-term strategy. These positive developments were muted slightly by the lingering challenges and uneven corporate recovery caused by the pandemic and margin pressures,” said David J. Nasca, President and CEO of Evans Bancorp, Inc. “Loan and deposit levels are up significantly over the past year and loan production (excluding PPP) is beginning the year at high levels with robust pipelines providing an optimistic view for future performance. We are encouraged by the opportunities we see as the economy recovers and believe we are well positioned to deliver strong performance going forward.”

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

Net Interest Income
($ in thousands)

	1Q 2021	4Q 2020	1Q 2020

Interest income	$17,970	$18,175	$15,823
Interest expense	1,373	1,744	3,047
Net interest income	16,597	16,431	12,776
Provision for loan losses (credit)	313	(126)	2,999
Net interest income after provision	$16,284	$16,557	$9,777

Net interest income increased $3.8 million, or 30%, from the prior-year first quarter, due to higher average interest-earning assets as the Company recognized the benefits of the FSB acquisition and PPP lending.  As PPP loans are forgiven, the Company is accelerating the recognition of the fees that were being amortized over the original life of the loan.  PPP fees recognized in interest income were $1.7 million and $1.4 million during the first quarter of 2021 and fourth quarter of 2020, respectively.  There were no PPP fees recognized during the first quarter of 2020.  Net interest income increased $0.2 million, or 1%, from the fourth quarter of 2020.

First quarter net interest margin of 3.43% increased 5 basis points from the fourth quarter of 2020, reflecting the accelerated PPP fee amortization and reduced interest expense as the Company continued to align rates on deposits.  Net interest margin was down 21 basis points from the first quarter of 2020 due to the Federal Reserve’s decrease of the fed funds rate by 150 basis points early in 2020, and changes in the mix of interest-earning assets, including greater interest earning cash balances, PPP loans and residential mortgages from FSB.  The yield on loans decreased 3 basis points when compared with the fourth quarter of 2020 and decreased 74 basis points when compared with the first quarter of 2020.  The cost of interest-bearing liabilities decreased to 0.39% compared with 0.49% in the fourth quarter of 2020 and 1.17% in the first quarter of 2020.

The $0.3 million provision for loan losses reflects $1.1 million in specific reserves associated with a single commercial customer relationship, partially offset by continued positive macroeconomic trends. Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	1Q 2021	4Q 2020	1Q 2020

Total non-performing loans	$29,079	$28,118	$16,717
Total net loan charge-offs	27	60	17
Non-performing loans / Total loans	1.66%	1.66%	1.34%
Net loan charge-offs / Average loans	0.01%	0.01%	0.01%
Allowance for loan losses / Total loans	1.18%	1.21%	1.46%

The Company continues to classify loans to clients within the hotel industry as criticized given their level of seasonality and ongoing challenges during the COVID-19 pandemic.  At March 31, 2021, criticized assets totaled $153.9 million, with the hotel portfolio comprising 53% of that amount.  The Company continues to monitor each client in that industry including on-going conversations with the borrowers.  The $12.4 million increase in non-performing assets compared with the prior-year period primarily reflects commercial loans that were moved to nonaccrual status, including two hotel borrowers that have longer-term implications beyond typical seasonality performance.

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

“We had a healthy level of commercial originations during the quarter.  That activity was muted by a heightened level of refinancing activity given the low rate environment and loan payoffs given excess liquidity that exists in the market.  Importantly, our loan pipeline remains robust, which provides confidence that we can generate growth excluding PPP over the coming quarters,” stated John Connerton, Chief Financial Officer of Evans Bank.  “Except for the one commercial relationship that required the reserve, we would have experienced a release of provision reflecting solid credit quality across our portfolio and continued positive macroeconomic trends.  We are continuing to monitor our hotel portfolio, which has remained stable since the fourth quarter of 2020.  Given the seasonality associated with many of these properties, we expect to have a better feel for their long-term performance over the coming spring and summer months.”

Non-Interest Income
($ in thousands)
	1Q 2021	4Q 2020	1Q 2020

Deposit service charges	$572	$619	$628
Insurance service and fee revenue	2,502	2,301	2,425
Bank-owned life insurance	163	172	160
Loss on tax credit investment	-	-	(2,475)
Refundable NY state historic tax credit	-	-	1,857
Other income	1,329	1,711	743
Total non-interest income	$4,566	$4,803	$3,338

The increase in insurance service and fee revenue from the fourth quarter of 2020 reflects seasonally higher policy renewals for institutional clients, including businesses and municipalities.

The first quarter of 2020 included a $0.6 million net reduction of non-interest income related to an investment in an historic rehabilitation tax credit.  There were no historic tax credit transactions in the first quarter of 2021 or fourth quarter of 2020.

The decrease in other income from the sequential fourth quarter was largely due to a $0.7 million gain recognized on the sale of the Company’s former administrative headquarters during the fourth quarter of 2020.  The increase in other income from the prior-year period was mainly due to a $0.3 million increase in loan fees resulting from higher volume and $0.3 million increase in income from the changes in the fair value of mortgage servicing rights.

Non-Interest Expense
($ in thousands)
	1Q 2021	4Q 2020	1Q 2020

Salaries and employee benefits	$9,044	$9,087	$7,797
Occupancy	1,187	1,169	861
Advertising and public relations	263	233	269
Professional services	959	893	914
Technology and communications	1,264	1,306	1,096
Amortization of intangibles	135	133	130
FDIC insurance	300	339	179
Merger-related expenses	-	-	460
Other expenses	1,213	1,350	1,164
Total non-interest expenses	$14,365	$14,510	$12,870

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

Total non-interest expense decreased $0.1 million, or 1%, from the fourth quarter of 2020 largely due to prudent expense management.  Salaries and benefits costs were up from the prior-year period largely due to the addition of personnel related to the FSB acquisition.

The increase in technology and communications from the prior-year period was due to higher software costs primarily due to FSB and additional expenditures related to COVID-19.

The higher level of FDIC insurance expense reflects higher total average assets as a result of FSB and higher insurance assessment rates.

Merger-related expenses recognized during the first quarter of 2020 related to legal expenses in connection with the FSB acquisition.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 67.9% in the first quarter of 2021, 68.3% in the fourth quarter of 2020, and 79.9% in the first quarter of 2020.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 67.2% compared with 67.7% in the fourth quarter of 2020 and 73.4% in last year’s first quarter.

Income tax expense was $1.6 million, or an effective tax rate of 25.2%, for the first quarter of 2021 compared with 12.0% in the fourth quarter of 2020 and 16.7% in last year’s first quarter.  Excluding the impact of the first quarter 2020 historic tax credit transaction, the effective tax rate was 22.1% and 25.4% in the fourth and first quarters of 2020, respectively.

Balance Sheet Highlights

Total assets were $2.14 billion as of March 31, 2021, an increase of 5% from $2.04 billion at 2020 year end, and up 41% from $1.52 billion at March 31, 2020.  The year-over-year increase reflects the addition of $323 million of assets, including $271 million of loans, upon the acquisition of FSB and the Company’s loan growth over the last year, including the origination of $292 million of PPP loans, of which $89 million originated during the first quarter of 2021.

Investment securities were $195 million at March 31, 2021, $28 million higher than the end of the fourth quarter of 2020, and $33 million higher than at the end of last year’s first quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.87 billion increased $101 million, or 6%, from December 31, 2020, and were up
$544 million, or 41%, from the end of last year’s first quarter.  The increase from the prior year reflects the addition of $239 million of deposits upon the FSB acquisition and an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases in consumer deposits from government stimulus payments and lower consumer spending.  The increase from the sequential fourth quarter largely reflects commercial deposits related to the second round of PPP loans and an increase in consumer deposits from government stimulus payments and lower consumer spending.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.19% at March 31, 2021 compared with 8.21% at December 31, 2020 and 9.92% at March 31, 2020.  Book value per share was $30.76 at March 31, 2021 compared with $31.21 at December 31, 2020 and $29.96 at March 31, 2020.

On February 16, 2021, the Company declared a cash dividend of $0.60 per common share, which was paid on April 6, 2021.  The semi-annual dividend represented a $0.02, or 3% increase from the previous semi-annual dividend paid in October 2020.

On February 25, 2021, Evans approved a stock repurchase program authorizing the repurchase of up to 300,000 shares of its outstanding common stock.  No shares were repurchased in the first quarter.

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, April 29, 2021 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2021, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
May 6, 2021.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13718358, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.9 billion in deposits at March 31, 2021.  Evans is a full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
ASSETS
Interest-bearing deposits at banks	$105,658	$83,902	$88,249	$109,943	$40,706
Investment Securities	195,012	166,600	160,757	169,975	162,038
Loans	1,747,229	1,693,794	1,703,076	1,685,761	1,246,206
Allowance for loan losses	(20,701)	(20,415)	(20,601)	(18,754)	(18,157)
Goodwill and intangible assets	14,817	14,951	15,085	15,222	13,421
All other assets	102,250	105,283	110,427	103,793	80,597
Total assets	$2,144,265	$2,044,115	$2,056,993	$2,065,940	$1,524,811

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	486,385	436,157	442,536	428,655	273,623
NOW deposits	238,769	230,751	215,492	229,788	159,223
Savings deposits	924,781	825,947	799,739	794,513	625,773
Time deposits	222,002	278,554	323,211	356,147	268,978
Total deposits	1,871,937	1,771,409	1,780,978	1,809,103	1,327,597
Borrowings	78,278	79,663	82,909	67,715	23,902
Other liabilities	27,076	24,138	30,218	27,124	25,216
Total stockholders' equity	166,974	168,905	162,888	161,998	148,096

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,428,993	5,411,384	5,376,742	5,376,872	4,942,802
Book value per share	$30.76	$31.21	$30.29	$30.13	$29.96
Tier 1 leverage ratio	8.19%	8.21%	7.82%	8.44%	9.92%
Tier 1 risk-based capital ratio	11.90%	11.62%	11.28%	11.14%	11.84%
Total risk-based capital ratio	13.15%	12.88%	12.53%	12.39%	13.09%

ASSET QUALITY DATA
Total non-performing loans	$29,079	$28,118	$21,466	$19,718	$16,717
Total net loan charge-offs	27	60	34	-	17

Non-performing loans/Total loans	1.66%	1.66%	1.26%	1.17%	1.34%
Net loan charge-offs /Average loans	0.01%	0.01%	0.01%	-%	0.01%
Allowance for loans losses/Total loans	1.18%	1.21%	1.21%	1.11%	1.46%

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2021	2020	2020	2020	2020
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$17,970	$18,175	$17,766	$17,069	$15,823
Interest expense	1,373	1,744	2,124	2,136	3,047
Net interest income	16,597	16,431	15,642	14,933	12,776
Provision (credit) for loan losses	313	(126)	1,881	597	2,999
Net interest income after provision	16,284	16,557	13,761	14,336	9,777

Deposit service charges	572	619	598	397	628
Insurance service and fee revenue	2,502	2,301	3,217	2,667	2,425
Bank-owned life insurance	163	172	170	178	160
Loss on tax credit investment	-	-	-	-	(2,475)
Refundable NY state historic tax credit	-	-	-	-	1,857
Gain on sale of securities	-	-	667	-	-
Other income	1,329	1,711	1,205	997	743
Total non-interest income	4,566	4,803	5,857	4,239	3,338

Salaries and employee benefits	9,044	9,087	8,101	8,005	7,797
Occupancy	1,187	1,169	1,204	1,062	861
Advertising and public relations	263	233	503	123	269
Professional services	959	893	865	872	914
Technology and communications	1,264	1,306	1,365	1,467	1,096
Amortization of intangibles	135	133	136	134	130
FDIC insurance	300	339	290	282	179
Merger-related expenses	-	-	524	4,974	460
Other expenses	1,213	1,350	1,480	1,093	1,164
Total non-interest expenses	14,365	14,510	14,468	18,012	12,870

Income before income taxes	6,485	6,850	5,150	563	245
Income tax provision	1,633	821	606	94	41
Net income	4,852	6,029	4,544	469	204

PER SHARE DATA
Net income per common share-diluted	$0.89	$1.11	$0.84	$0.09	$0.04
Cash dividends per common share	$0.60	$-	$0.58	$-	$0.58
Weighted average number of diluted shares	5,463,674	5,416,198	5,395,806	5,243,581	4,992,214

PERFORMANCE RATIOS
Return on average total assets	0.93%	1.18%	0.88%	0.10%	0.05%
Return on average stockholders' equity	11.48%	14.51%	11.09%	1.19%	0.55%
Efficiency ratio	67.88%	68.33%	67.30%	93.95%	79.87%
Efficiency ratio (Non-GAAP)*	67.24%	67.71%	66.28%	67.30%	73.39%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $4.9 Million in First Quarter 2021

April 29, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2021	2020	2020	2020	2020
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,706,325	$1,677,502	$1,671,338	$1,535,206	$1,219,230
Investment securities	180,473	162,941	172,712	179,677	136,029
Interest-bearing deposits at banks	76,651	92,974	106,154	73,973	57,319
Total interest-earning assets	1,963,449	1,933,417	1,950,204	1,788,856	1,412,578
Non interest-earning assets	115,200	117,458	117,244	107,738	89,804
Total Assets	$2,078,649	$2,050,875	$2,067,448	$1,896,594	$1,502,382

NOW	230,627	218,587	221,343	203,458	144,564
Savings	866,991	818,878	799,082	721,578	605,103
Time deposits	246,120	300,605	337,967	337,187	274,576
Total interest-bearing deposits	1,343,738	1,338,070	1,358,392	1,262,223	1,024,243
Borrowings	78,284	80,814	84,926	51,493	24,708
Total interest-bearing liabilities	1,422,022	1,418,884	1,443,318	1,313,716	1,048,951

Demand deposits	464,579	439,953	430,658	399,807	281,624
Other non-interest bearing liabilities	23,031	25,882	29,644	25,540	22,127
Stockholders' equity	169,017	166,156	163,828	157,531	149,680

Total Liabilities and Equity	$2,078,649	$2,050,875	$2,067,448	$1,896,594	$1,502,382

YIELD/RATE

Loans, net	4.06%	4.09%	4.01%	4.22%	4.80%
Investment securities	2.00%	2.18%	2.06%	2.12%	3.24%
Interest-bearing deposits at banks	0.08%	0.10%	0.10%	0.08%	1.27%
Total interest-earning assets	3.71%	3.74%	3.62%	3.84%	4.51%

NOW	0.13%	0.15%	0.19%	0.24%	0.50%
Savings	0.20%	0.24%	0.33%	0.37%	0.87%
Time deposits	0.64%	0.90%	1.04%	1.40%	2.02%
Total interest-bearing deposits	0.27%	0.37%	0.48%	0.62%	1.13%
Borrowings	2.52%	2.43%	2.26%	1.41%	2.78%
Total interest-bearing liabilities	0.39%	0.49%	0.59%	0.65%	1.17%

Interest rate spread	3.32%	3.25%	3.03%	3.19%	3.34%
Contribution of interest-free funds	0.11%	0.13%	0.16%	0.17%	0.30%
Net interest margin	3.43%	3.38%	3.19%	3.36%	3.64%